Exhibit 99.1

CONTACT:          John Beisler
VP – Investor Relations
805-745-7750

CKE RESTAURANTS, INC. REPORTS THIRD QUARTER NET INCOME OF $5.4 MILLION, OR $0.10 PER DILUTED SHARE

CARPINTERIA, Calif. — Dec. 10, 2008 — CKE Restaurants, Inc. (NYSE:CKR) announced today third quarter results and the filing of its Report on Form 10-Q with the Securities and Exchange Commission (“SEC”) for the twelve weeks ended Nov. 3, 2008.

Third Quarter Highlights

▪
Third quarter income before income taxes and discontinued operations was $9.2 million versus $12.9 million in the prior year quarter. This year’s results include $4.9 million of interest expense to mark-to-market our interest rate swap agreements versus a $1.8 million expense in the prior year quarter. Absent these mark-to-market adjustments, third quarter income before taxes and discontinued operations would have been $14.1 million versus $14.7 million in the prior year quarter.

▪
Third quarter net income was $5.4 million, or $0.10 per diluted share, versus $6.2 million, or $0.11 per diluted share, in the prior year quarter. Income from continuing operations was $5.4 million, or $0.10 per diluted share, versus $7.5 million, or $0.13 per diluted share, in the prior year quarter. Absent the additional interest expense related to our interest rate swap agreements,  income from continuing operations would have been $8.3 million, or $0.15 per diluted share, versus income from continuing operations of $8.6 million, or $0.15 per diluted share, in the prior year quarter.

▪
Blended company-operated same-store sales for the third quarter of fiscal 2009 increased 0.9 percent. Same-store sales increased 0.5 percent and 1.3 percent at Carl’s Jr.® and Hardee’s® company-operated restaurants, respectively.

▪
Blended average unit volume for the trailing-13 periods was $1,221,000 at company-operated restaurants. Average unit volumes for the trailing-13 periods increased to $1,529,000 and $982,000 at company-operated Carl’s Jr. and Hardee’s restaurants, respectively.

▪
Consolidated restaurant operating costs increased 50 basis points to 82.1 percent of company-operated restaurants revenue. Occupancy and other costs increased 130 basis points, primarily due to higher utility costs and depreciation expense increases mainly related to our remodel program at both brands. These increases more than offset a reduction in payroll and employee benefits costs (70 basis points). Food and packaging costs were 10 basis points below the prior year quarter.

▪
Restaurant operating costs at Carl’s Jr. company-operated restaurants increased 120 basis points, compared to the prior year quarter, to 80.0 percent of company-operated restaurants revenue. The increase was primarily attributable to higher utility costs (50 basis points) and rent (30 basis points) and increased depreciation expense (40 basis points) mainly related to our ongoing remodel program. Food and packaging costs increased 20 basis points over the prior year quarter.

▪
Restaurant operating costs at Hardee’s company-operated restaurants increased 40 basis points, compared to the prior year quarter, to 84.7 percent of company-operated restaurants revenue. An increase in asset disposal charges (60 basis points) mainly related to rebuilding two restaurants and higher depreciation expense (90 basis points) primarily related to our remodel program more than offset lower payroll and employee benefits expense (130 basis points). Food and packaging costs were 20 basis points lower than the prior year quarter.

▪
Consolidated revenue for the current year quarter was $336.6 million, a 4.3 percent decrease from the prior year quarter.  Company-operated restaurants revenue for the current year quarter was $255.5 million, a 6.5 percent decrease from the prior year quarter, reflecting the refranchising of 118 Hardee’s restaurants partially offset by the opening of 25 new company-operated restaurants over the trailing-13 periods and positive same-store sales over the prior year quarter.

▪
For the twelve weeks ended Nov. 3, 2008, the Company generated earnings before interest, income taxes, depreciation and amortization, facility action charges and share-based compensation expense (“Adjusted EBITDA”) of $37.3 million, versus $36.7 million in the prior year quarter.

▪
For the forty weeks ended Nov. 3, 2008, the Company generated Adjusted EBITDA of $132.9 million, versus $129.4 million in the comparable prior year period. For the trailing-13 periods ended Nov. 3, 2008, the Company generated Adjusted EBITDA of $168.5 million.

▪	Fully diluted shares outstanding for both the twelve and forty weeks ended Nov. 3, 2008, were 54.3 million.

Executive Commentary

Andrew F. Puzder, president and chief executive officer, said:

“Net income for the third quarter of fiscal 2009 was $5.4 million, or $0.10 per diluted share versus $6.2 million, or $0.11 per diluted share in the prior year quarter. Income from continuing operations in the prior year quarter was $7.5 million, or $0.13 per diluted share. The decrease in net income and diluted earnings per share is in part attributable to the impact of refranchising 118 Hardee’s restaurants over the past year and a $3.1 million increase in interest expense resulting from higher mark-to-market adjustments related to our interest rate swap agreements.”

“The ongoing financial crisis continues to place unprecedented pressure on consumers. Despite this challenging environment, we were able to increase blended same-store sales 0.9 percent during the third quarter on top of a 1.7 percent increase in the prior year quarter. On a consolidated basis, restaurant-level operating expenses increased 50 basis points versus the prior year quarter due primarily to higher utility costs and increased depreciation expense related to our ongoing remodel program. The menu initiatives and price increases we have taken over the past year allowed us to keep food costs relatively flat during the third quarter. General and administrative expense decreased by $1.5 million and remained flat as a percentage of revenue despite a $15 million reduction in total revenue primarily attributable to our Hardee’s refranchising program.”

“We also continued to execute our Capital Plan without incurring additional debt. We opened eight new company-operated restaurants during third quarter, including our first two Carl’s Jr. restaurants in San Antonio, TX. Our franchisees opened 14 domestic and 10 international units, and currently operate 310 units internationally. For the fiscal year to date, we completed 50 Carl’s Jr. and 80 Hardee’s remodels and 13 Green Burrito and 26 Red Burrito dual-branded conversions.”

“Since the beginning of the year, we have reduced our bank and other long-term debt by $32.6 million. At the end of third quarter, our total debt to Adjusted EBITDA ratio (“leverage ratio”) was 2.1, well below the 3.0 maximum leverage ratio allowed by the covenants contained in our credit facility. Our credit facility is in place until March 2012 with very favorable terms, including minimal required principal payments on our term loan through 2011 and interest rates on our term loan and revolver that could not be obtained in today’s credit markets. As of the end of third quarter, we had nearly $100 million available under the revolving portion of our credit facility.”

“With respect to our individual brands:

Carl’s Jr.

“Same-store sales at company-operated Carl’s Jr. restaurants increased 0.5 percent during the third quarter. On a two-year cumulative basis, same-store sales at Carl’s Jr. were up 1.2 percent for the third quarter. Year to date through the end of third quarter, same-store sales at Carl’s Jr. have increased 2.9 percent. Revenues at company-operated Carl’s Jr. restaurants increased $4.5 million, or 3.3 percent, over the prior year quarter due to the same-store sales gains and the addition of 18 company-operated restaurants over the past year,” continued Puzder. “Carl’s Jr. promoted the Prime Rib Burger and Guacamole Bacon burgers during the quarter. Carl’s Jr. also featured the latest flavor of its Hand-Scooped Ice Cream Shakes and Malts™ - Banana Cream Pie. Average unit volume at company-operated Carl’s Jr. restaurants increased to $1,529,000, a $36,000 increase since the end of fiscal 2008, and an all-time high for the brand.”

“Restaurant operating costs at company-operated Carl’s Jr. restaurants increased by 120 basis points as compared with the prior year quarter, to 80.0 percent of company-operated restaurants revenue. Occupancy and other expense increased 70 basis points due primarily to higher depreciation expense related to our ongoing remodel program and higher rent expense due primarily to consumer price index adjustments.  Food and packaging costs increased 20 basis points over the prior year quarter, due to higher prices for commodities including beef, cheese, potatoes and oil.”

Hardee’s

“Same-store sales at company-operated Hardee’s restaurants increased 1.3 percent during the third quarter. On a two-year cumulative basis, Hardee’s same-store sales were up 4.0 percent for the third quarter. Year to date through the end of third quarter, same-store sales at Hardee’s have increased 1.1 percent,” added Puzder. “Revenue from company-operated Hardee’s restaurants decreased $22.2 million, or 16.2 percent, from the prior year quarter due primarily to the refranchising of 118 Hardee’s restaurants partially offset by the opening of seven new company-operated restaurants over the trailing-13 periods and positive same-store sales over the prior year quarter. During third quarter, Hardee’s introduced Little Thickburgers – a quarter-pound version of the traditional one-third pound, 100 percent Black Angus, charbroiled beef patty. Hardee’s also debuted the Pork Chop ‘N’ Gravy Biscuit during the breakfast daypart. Hardee’s company-operated restaurants average unit volume increased to $982,000, a $28,000 increase since the end of fiscal 2008 and the highest average unit volume for the brand as far back as we can check.”

“Hardee’s restaurant operating costs at its company-operated restaurants increased 40 basis points as compared with the prior year quarter, to 84.7 percent of company-operated restaurants revenue. Occupancy and other expense increased 190 basis points due to our ongoing remodel program as well as certain asset disposal charges related to rebuilding two restaurants. This more than offset lower payroll and employee benefits costs of 130 basis points. Food and packaging costs were 20 basis points lower than the prior year quarter.”

"We continue to believe that our brands are well-positioned to endure the current macroeconomic situation. Going forward, the combination of our premium product strategy, cutting-edge advertising, and remodeled and dual-branded restaurants should allow us to continue growing our average unit volumes as well as maintain, if not improve, our restaurant operating costs as demonstrated through the first three quarters of this year. We will also continue to aggressively manage our costs at the corporate level as well,” Puzder concluded.

As of the end of its fiscal 2009 third quarter, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,110 franchised, licensed or company-operated restaurants in 42 states and in 14 countries, including 1,185 Carl's Jr. restaurants and 1,912 Hardee's restaurants.

Conference Call

The Company will host a conference call and webcast on Dec. 11, 2008, at 9:00 a.m. (EST) / 6:00 a.m. (PST) to review these results and discuss the Company’s growth plans. The Company invites investors to listen to the live webcast of the conference call at www.ckr.com under “Investors.”

SEC Filings

The Company’s filings with the SEC are available to investors at www.ckr.com under “Investors/SEC Filings.”

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP measure used by our lenders as an indicator of earnings available to service debt, fund capital expenditures and for other corporate uses. Adjusted EBITDA is not intended to be a substitute for net income determined in accordance with GAAP.

Safe Harbor Disclosure

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management's current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control and which may cause results to differ materially from expectations. Factors that could cause the Company's results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers' concerns or adverse publicity regarding the Company's products, the effectiveness of operating initiatives and advertising and promotional efforts (particularly at the Hardee's brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers' compensation and general liability premiums and claims experience, changes in the Company's suppliers' ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company's franchisees, franchisees' willingness to participate in the Company’s strategies, the availability of financing for the Company and its franchisees, unfavorable outcomes in litigation, changes in accounting policies and practices, effectiveness of internal control over financial reporting, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designated for development, and other factors as discussed in the Company's filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Twelve Weeks Ended		Forty Weeks Ended
	November 3, 2008	November 5, 2007	November 3, 2008	November 5, 2007

Revenue:
Company-operated restaurants	$255,545	$273,319	$880,858	$941,639
Franchised and licensed restaurants and other	81,050	78,303	274,398	254,876
Total revenue	336,595	351,622	1,155,256	1,196,515
Operating costs and expenses:
Restaurant operating costs:
Food and packaging	76,785	82,298	262,214	279,761
Payroll and other employee benefits	71,237	78,261	250,349	273,901
Occupancy and other	61,841	62,459	199,687	207,706
Total restaurant operating costs	209,863	223,018	712,250	761,368
Franchised and licensed restaurants and other	61,474	60,373	210,131	197,685
Advertising	15,105	15,829	51,902	55,861
General and administrative	31,156	32,636	108,037	110,278
Facility action charges, net	1,242	287	2,666	(1,513)
Total operating costs and expenses	318,840	332,143	1,084,986	1,123,679
Operating income	17,755	19,479	70,270	72,836
Interest expense	(9,363)	(7,686)	(16,330)	(17,442)
Other income, net	769	1,079	2,290	3,291
Income before income taxes and discontinued operations	9,161	12,872	56,230	58,685
Income tax expense	3,773	5,388	21,882	23,851
Income from continuing operations	5,388	7,484	34,348	34,834
Loss from discontinued operations (net of income tax (benefit) expense of $ (500) and $1,841 for the twelve and forty weeks ended November 5, 2007, respectively)	—	(1,282)	—	(3,856)
Net income	$5,388	$6,202	$34,348	$30,978

Basic income per common share:
Continuing operations	$0.10	$0.13	$0.66	$0.57
Discontinued operations	—	(0.02)	—	(0.06)
Net income	$0.10	$0.11	$0.66	$0.51

Diluted income per common share (1):
Continuing operations	$0.10	$0.13	$0.64	$0.54
Discontinued operations	—	(0.02)	—	(0.06)
Net income	$0.10	$0.11	$0.64	$0.48

Dividends per common share	$0.06	$0.06	$0.18	$0.18

Weighted-average common shares outstanding:
Basic	52,574	55,908	51,898	61,312
Dilutive effect of stock options, 2023 Convertible Notes and restricted stock	1,684	3,056	2,383	3,238
Diluted	54,258	58,964	54,281	64,550

(1)  The interest expense adjustment for the 2023 Convertible Notes, net of tax, which is added to the Company’s net income for the diluted earnings per share calculation, was $56 and $292 for the twelve and forty weeks ended November 3, 2008, respectively, and was $102 and $341 for the twelve and forty weeks ended November 5, 2007, respectively.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED PRESENTATION OF NON-GAAP MEASUREMENTS
(In thousands)

	Twelve Weeks Ended November 3, 2008	Twelve Weeks Ended November 5, 2007

N Net income	$5,388	$6,202
Interest expense	9,363	7,686
Income tax expense	3,773	4,888
Depreciation and amortization	14,835	14,769
Facility action charges, net	1,242	287
Share-based compensation expense	2,658	2,850
Adjusted EBITDA	$37,259	$36,682

	Forty Weeks Ended November 3, 2008	Forty Weeks Ended November 5, 2007	Trailing-13 Periods Ended November 3, 2008

Net income	$34,348	$30,978	$34,446
Interest expense	16,330	17,464	31,921
Income tax expense	21,882	25,692	22,802
Depreciation and amortization	48,141	49,679	62,564
Facility action charges, net	2,666	(2,218)	3,602
Share-based compensation expense	9,524	7,755	13,147
Adjusted EBITDA	$132,891	$129,350	$168,482